Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tele: 213-486-6546
Email: investor_relations@mflex.com

MFLEX ANNOUNCES APPOINTMENT OF SEE MENG WONG TO BOARD OF

DIRECTORS

Anaheim, CA, May 23, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that See Meng Wong, age 62, has been appointed to the Company’s Board of Directors as a non-independent director. Mr. Wong has also been appointed to the Company’s Compensation Committee. The appointment of Mr. Wong increases the size of the Company’s Board to eight members.

Philippe Lemaitre, Chairman of the Board of Directors of MFLEX, commented, “I am pleased that Mr. Wong has joined the MFLEX Board. Throughout his 40-year career, he has gained a wealth of knowledge and experience in successfully serving publicly listed companies in senior leadership roles. His appointment as a director of the MFLEX Board solidifies an already very strong group of business leaders serving our Board. We believe MFLEX is embarking on a period of significant growth and I look forward to Mr. Wong’s contributions as we work to profitably expand our business.”

Mr. Wong comes to the MFLEX Board with a long and distinguished career primarily in the banking and financial services industries. During his career, he has served on the board of directors of nearly a dozen Asia-based companies. He currently runs a consulting practice focused on providing training on banking and finance matters for senior management from various Chinese banks. From 2003 to 2007, he was the managing director of ORIX Leasing Singapore Ltd. Prior to this, Mr. Wong was the general manager of Raffles Medical Group (Hong Kong) between 2001 and 2002 and the business development manager of Sino Land Group (Hong Kong) between 2002 and 2003. From 1987 to 2001, he was employed by the Development Bank of Singapore Ltd., where he held a number of senior level positions with increasing responsibility within the Bank. Mr. Wong graduated from the University of Singapore (now known as the National University of Singapore) with a degree in business administration with honors in 1971 and was admitted as Associate of the Chartered Institute of Management Accountants (U.K.) in 1983. He also holds the membership of the Singapore Institute of Directors and the Singapore Institute of Management.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The

Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “believe,” “will,” “expect,” “schedule” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the period ended March 31, 2011. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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